Exhibit 99.1

LCA Vision Grows Revenues 53% and Increases Operating Income 106%
Procedure Volume Grows 49%; Same Store Revenues Up 39%
Company Raises Full Year 2005 EPS Guidance to $1.25 — $1.30

Cincinnati, July 26, 2005 — LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, announced today financial results for second quarter and six months ended June 30, 2005.

Second Quarter 2005 Financial & Operational Highlights

•	Revenues grew 53% to approximately $48.4 million from approximately $31.6 million in last year’s second quarter.

•	Procedure volume rose 49% to 36,010 procedures compared with 24,093 procedures performed in last year’s second quarter.

•	Same-store revenues increased 39% at vision centers open at least 12 months.

•	Opened two new LasikPlus vision centers in Norfolk, Virginia and Hartford, Connecticut.

Net Income & Earnings Per Share
Net income was approximately $7.8 million and earnings per diluted share were $0.36 in 2005’s second quarter, compared with net income of approximately $10.8 million and earnings per diluted share of $0.52 in 2004’s second quarter. Included in 2004’s second quarter financial results was the reversal and usage of the valuation allowance against deferred tax assets of approximately $7.1 million related to federal and state net operating loss carryforwards generated in prior years. Excluding the change in the valuation allowance against deferred tax assets, second quarter 2004 earnings per diluted share would have been $0.18. Management believes that excluding the change in the valuation allowance against deferred tax assets is a meaningful disclosure as it allows for year-over-year comparisons of financial results on a consistent basis.

Procedure Demand Continues to Drive Revenue Growth
Revenues grew 53% to approximately $48.4 million in 2005’s second quarter from approximately $31.6 million in 2004’s second quarter. Procedure volume increased 49% in 2005’s second quarter to 36,010 from 24,093 procedures performed in 2004’s second quarter. Revenue per procedure increased 3% to $1,344 in the second quarter of 2005 from $1,310 in the second quarter of 2004. Operating income increased 106% to approximately $12.9 million in 2005’s second quarter from approximately $6.3 million in 2004’s second quarter. The operating margin was 26.7% in the second quarter of 2005 compared with 19.9% in the second quarter of 2004.

“We are pleased to report another quarter of solid financial and operational results,” remarked Stephen N. Joffe, LCA-Vision’s Chairman and Chief Executive Officer. “Revenues, procedure volumes, and operating income grew year-over-year reflecting continued execution of our business plan. Excluding the change in the valuation allowance against deferred tax assets recorded in last year’s second quarter, earnings per diluted share doubled from $0.18 to $0.36.”

Solid Cash Position
Cash provided by operations in the first six months of 2005 grew to approximately $24.1 million from approximately $15.0 million in the first six months of 2004. Cash and cash equivalents increased to approximately $107.3 million as of June 30, 2005, from approximately $100.1 million as of March 31, 2005 and approximately $79.6 million as of June 30, 2004.

Year-To-Date Results
In the first half of 2005, revenues grew 56% to approximately $98.6 million from approximately $63.2 million in the first half of 2004. Procedure volume in the first half of 2005 increased 52% to approximately 73,600 procedures from approximately 48,400 procedures performed in the first half of 2004. Operating income increased 117% to approximately $28.3 million in 2005’s second half from approximately $13.0 million in 2004’s second half, and the operating margin was 28.7% compared with 20.6%.

For the six months ended June 30, 2005, the company reported net income of approximately $17.1 million, or $0.80 per diluted share, compared with net income of approximately $23.6 or $1.14 per diluted share for the six months ended June 30, 2004. Excluding the change in the valuation allowance against deferred tax assets of approximately $15.7 million recorded in the first half of 2004, earnings per diluted share more than doubled from $0.38 to $0.80. Management believes that excluding the change in the valuation allowance against deferred tax assets is a meaningful disclosure as it allows for year-over-year comparisons of financial results on a consistent basis.

Outlook
The company is increasing its earnings guidance and now expects full-year 2005 earnings per diluted share to be between $1.25 and $1.30. Revenue growth for the second half of 2005 and for the full-year of 2006 is expected to be 30% to 40%.

Mr. Joffe continued, “We continue to see strong demand for laser vision correction procedures at our LasikPlus vision centers and we believe our growth rates will continue to exceed market growth rates. Our leading indicators remain positive and we remain optimistic that the LasikPlus business model will continue to deliver solid financial and operational performance.”

Conference Call & Webcast
 A conference call and webcast to discuss the contents of this news release will be held today, Tuesday, July 26, 2005 at 10:00 a.m. (ET). To access the call, dial 866-322-1352 (within the United States and Canada), or 706-758-1564 (international callers). To access the replay, dial 800-642-1687 (within the United States and Canada), or 706-645-9291 (international callers) and enter the conference ID number: 759 22 94. To access both the live and archived webcast, go to the “Investor Relations” section of LCA-Vision’s website at http://www.lca-vision.com.

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. Forward-looking statements in this release, including statements regarding our belief that revenues and earnings will exhibit healthy year-over-year growth for fiscal 2005, among others, are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning global and local economic, political and sociological conditions; market acceptance of our services; the successful execution of marketing strategies; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; adverse financial consequences in connection with the expensing of stock options or other equity-based compensation; regulatory action against us or others in the laser vision correction industry; and the relatively high fixed cost structure of our business. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our Forms 10-K and 10-Q. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events, or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus
LCA-Vision Inc. is a leading provider of laser vision correction services under the LasikPlus brand. We own and operate 44 LasikPlus fixed-site laser vision correction centers in the United States and a joint venture in Canada. LCA-Vision is one of the only publicly traded companies within the United States that focuses exclusively on laser vision correction services. We have performed nearly 500,000 laser vision correction procedures in our vision centers in the United States and Canada since 1991. LasikPlus laser vision correction centers are staffed with skilled ophthalmologists and optometrists and other healthcare professionals. Advanced diagnostic equipment and multiple laser brands are used to help correct nearsightedness, farsightedness and astigmatism. LasikPlus laser vision correction centers are generally located in major cities throughout the United States. Additional information is available at our corporate websites: www.lca-vision.com and www.lasikplus.com. It’s Not Just LASIK. It’s LasikPlus!

For Additional Information
Patricia Forsythe
V.P. Investor Relations
513-792-5629
pforsythe@lca.com

LCA-Vision Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues — Laser refractive surgery	$48,391	$31,554	$98,581	$63,204
Operating costs and expenses
Medical professional and license fees	8,745	5,891	18,264	12,356
Direct costs of services	13,577	10,350	26,924	19,981
General and administrative expenses	3,111	2,306	6,563	4,595
Marketing and advertising	8,030	4,991	14,803	9,780
Depreciation	2,006	1,743	3,756	3,458

Operating income	12,922	6,273	28,271	13,034
Equity in earnings from unconsolidated businesses	—	113	24	185
Minority equity interest	(237)	(181)	(411)	(305)
Interest expense	(36)	(1)	(49)	(1)
Interest income	779	498	1,289	865
Dividend income	23	8	42	8

Income before taxes on income	13,451	6,710	29,166	13,786
Income tax expense (benefit)	5,623	(4,139)	12,028	(9,792)

Net income	$7,828	$10,849	$17,138	$23,578

Income per common share
Basic	$0.38	$0.54	$0.84	$1.18
Diluted	$0.36	$0.52	$0.80	$1.14
Dividends declared per share	$0.08	$—	$0.16	$—
Weighted average shares outstanding
Basic	20,429	20,078	20,333	20,030
Diluted	21,548	20,806	21,390	20,723

LCA-Vision Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

Assets	June 30, 2005	December 31, 2004
Current assets
Cash and cash equivalents	$107,277	$86,588
Accounts receivable, net of allowance for doubtful accounts of $2,839 and $2,260	11,221	8,662
Receivables from vendors	1,580	1,077
Prepaid expenses and other	2,238	2,420
Deferred tax assets	2,974	6,015

Total current assets	125,290	104,762
Property and equipment	55,862	50,374
Accumulated depreciation and amortization	(35,474)	(31,743)

Property and equipment, net	20,388	18,631
Accounts receivable, net of allowance for doubtful accounts of $652 and $605	1,407	1,171
Goodwill	275	275
Deferred compensation plan assets	1,742	1,187
Investment in unconsolidated businesses	5	168
Deferred tax assets	2,117	2,593
Other assets	787	790

Total Assets	$152,011	$129,577

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$1,905	$4,964
Accrued liabilities and other	8,202	7,474
Income Taxes Payable	3,716	100
Debt maturing in one year	867	542

Total current liabilities	14,690	13,080
Capital lease obligations	495	376
Deferred compensation liability	1,742	1,215
Insurance reserve	3,606	2,568
Minority equity interest	912	501
Stockholders’ investment
Common stock ($0.001 par value; 24,093,084 and 23,767,353 shares and 20,542,290 and 20,216,559 shares issued and outstanding, respectively)	24	24
Contributed capital	139,578	134,708
Common stock in treasury, at cost (3,550,794 shares and 3,550,794 shares)	(15,462)	(15,462)
Accumulated earnings (deficit)	6,150	(7,732)
Accumulated other comprehensive income	276	299

Total stockholders’ investment	130,566	111,837

Total Liabilities and Stockholders’ Investment	$152,011	$129,577

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flow
(Dollars in thousands)

	Six Months Ended June 30,
	2005	2004

Cash flow from operating activities:
Net income	$17,138	$18,677
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,756	3,458
Provision for loss on doubtful accounts	626	762
Deferred income taxes	3,517	(5,900)
Deferred compensation	527	280
Insurance reserve	1,038	737
Equity in earnings of unconsolidated affiliates	(24)	(113)
Changes in working capital:
Accounts receivable	(3,421)	(3,988)
Receivables from vendors	(503)	(167)
Prepaid expenses and other	182	804
Accounts payable	(3,059)	(2,040)
Income taxes payable	3,616	38
Accrued liabilities and other	727	2,414

Net cash provided by operations	24,120	14,962
Cash flow from investing activities:
Purchase of property and equipment	(4,667)	(1,746)
Purchase of investments — equity	—	(300)
Deferred compensation plan	(555)	(312)
Other, net	414	258

Net cash used in investing activities	(4,808)	(2,100)
Cash flow from financing activities:
Principal payments of long-term notes, debt and capital lease obligations	(424)	—
Dividends paid to Stockholders	(3,256)	—
Exercise of stock options	4,870	1,718
Distribution from minority equity investees	187	78

Net cash provided by financing activities	1,377	1,796

Increase in cash and cash equivalents	20,689	14,658
Cash and cash equivalents at beginning of period	86,588	64,908

Cash and cash equivalents at end of period	$107,277	$79,566